Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Forms S-8 No. 333-128805, 333-163006 and 333-177819) pertaining to the 2001 Stock Incentive Plan, the 2005 Stock Incentive Plan, and the Employee Stock Purchase Plan of Genomic Health, Inc., respectively, and

(2)	Registration Statement (Form S-3 No. 333-188571) of Genomic Health, Inc.;

of our reports dated March 12,  2015, with respect to the consolidated financial statements and schedule of Genomic Health, Inc., and the effectiveness of internal control over financial reporting of Genomic Health, Inc. included in this Annual Report (Form 10-K) of Genomic Health, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

March 12,  2015